Exhibit 10.15

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (“Agreement”) dated March 9, 2021, is between American Water Works Service Company, Inc. (“American Water” or the “Company”) and Bruce A. Hauk (“Executive”).
WHEREAS, Executive’s employment with the Company will end on March 12, 2021 (“Separation Date”);

WHEREAS, Executive and American Water have agreed to resolve all claims and potential claims which have been, or could have been, brought by Executive against American Water arising out of Executive’s employment with American Water to date;

WHEREAS, Executive and American Water desire to document the terms of their agreement, with the parties agreeing that neither party admits wrongdoing, fault, or liability whatsoever, and that nothing herein shall be construed or interpreted as an admission of any wrongdoing, fault or liability of either party; and

NOW THEREFORE, in consideration of the mutual promises and releases contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Severance Benefits. In return for the execution and non-revocation of the Agreement and the full performance by Executive of Executive’s obligations described in this Agreement and Attachment A, American Water agrees to provide Executive with the following compensation and benefits (“Severance Benefits”):
a.Severance. American Water shall pay Executive’s current base salary beginning in April 2021 through March 2022, which will be paid on American Water’s regular pay schedule (“Severance Payment”) beginning the first regular pay day in April 2021. This amount will be subject to regular lawful withholdings and deductions.
b.Group Health Insurance. If Executive participates in American Water’s group health care plan on Executive’s Separation Date and Employee timely elects continuing coverage through the federal Consolidated Omnibus Budget Reconciliation Act (“COBRA”), American Water shall pay both employee and employer portions of the costs associated with maintaining this coverage through COBRA for six (6) months. This coverage will be the same level of health, dental, and vision care that the Executive and his family received immediately prior to the Separation Date. This 6-month period will be retroactive to April 2021. Thereafter, Executive and any eligible dependents will be entitled to continue health care coverage at Executive’s sole expense for the remaining balance of the COBRA coverage period. Executive’s right to COBRA health care continuation will be set forth in a separate letter.

Severance Agreement and General Release
Between American Water And Bruce Hauk

c.Relocation Costs. American Water will forever discharge Executive from any obligation that Employee may have to repay to American Water the accrued relocation costs as set forth in Executive’s Relocation Services – Payback Agreement.
d.Employee Assistance Program. American Water will provide Executive six (6) months of continued access to the American Water Executive Assistance Program (“EAP”) for Executive.
e.Outplacement Services. In lieu of providing Executive with twelve (12) months of outplacement services through a designated provider arranged by American Water, the Company will provide a lump sum payment in the amount of $12,000.00 to Executive. The Company will issue a Form 1099 to Executive for this payment.
2.Accrued Benefits. In addition to the amounts provided under Paragraph 2 of this Agreement, following the Separation Date, Executive will be entitled to receive all (i) accrued, but unpaid, base salary earned by Executive prior to the Separation Date, which will be paid to Executive on the first payroll date that follows the Separation Date, subject to any deferral agreement Executive previously entered into with the Company with respect to such base salary; (ii) any accrued, but unused, vacation as of the Separation Date, which will be paid to Executive on the first Company payroll date that follows the Separation Date; and (iii) any accrued or owing, but not yet paid, vested benefits under the Company’s 401(k) plan, pension plan, nonqualified deferred compensation plan, post-employment retirement plan and any other plan in which Executive participated, which will be paid to Executive at the times provided under such plans. Any stock options, restricted stock units and performance stock unit grants that were granted to Executive under the Equity Plan that are outstanding and vested as of the Separation Date will be subject to the terms and conditions of the respective grant agreements covering such grants. Executive shall have ninety (90) days from the Separation Date to exercise any vested stock options granted to Employee pursuant to the Equity Plan.  Executive understands and acknowledges that he shall not have any further rights with respect to equity grants under the Equity Plan except for any rights that vested prior to the Separation Date.
3.Agreement Not to Compete or Solicit. Attachment A sets forth Executive’s non-competition and non-solicitation obligations. The Parties agree that Attachment A, and the provisions contained therein, are integrated into and are part of the Agreement.
4.Conditions of Receipt. Executive shall not be entitled to receive the Severance Benefits until (i) Executive signs this Agreement, (ii) the seven (7)-day Revocation Period referenced in Section 12(g) below expires without Executive having exercised Executive’s right of revocation, (iii) all Company property has been returned in accordance with Section 6(d) below, and (iv) Executive signs letters of resignation on March 9, 2021 to resign from all areas of the Company, its affiliates, and accounts where Executive is as an officer, director, member, trustee, signatory, appointee, designee, or

Severance Agreement and General Release
Between American Water And Bruce Hauk

authorized user. Such written resignation letters must be provided to the Chief Executive Officer by 5 p.m. EST on March 9, 2021.
5.Reemployment/Reimbursement. Executive and American Water understand that if Executive has separated from American Water, signed this Agreement and has been paid the Severance Payment outlined in Section 2(a) above, and subsequently is offered and accepts another position within the Company any time within one (1) year from the Separation Date, Executive will reimburse American Water for the Severance Payment that has been paid on a prorated basis. Executive agrees to arrange a severance repayment plan with the Company before beginning any subsequent employment with the Company. Executive will not be required to repay the Company for any other benefits described herein upon any such rehire.
6.Confidentiality; Non-Disclosure; Return of Property, Disparaging Statements, References, Unemployment Compensation and Taxes.
a.    Confidentiality. Executive understands and agrees that the terms and contents of this Agreement and Attachment A shall remain confidential by Executive or Executive’s agents and representatives and shall not be disclosed, with the exception of: (1) members of Executive’s immediate family, Executive’s attorneys, accountants, tax or financial advisors, each of who shall be informed of this confidentiality obligation and shall agree to be bound by its terms; (2) to the Internal Revenue Service or state or local taxing authority; (3) as is expressly required or protected by law; (4) American Water press release or filing with the Securities and Exchange Commission; or any disclosures made by the Executive to pursuant to the whistleblower provisions in the Exchange Act (15 U.S.C. § 78u-6) and the Sarbanes Oxley Act of 2002 (18 U.S.C. § 1514A); and/or (5) in any action to challenge or enforce the terms of this Agreement, provided that such disclosure by an appropriate confidentiality order to the maximum extent permitted by applicable authority. Notwithstanding the foregoing, the Parties agree that Executive may provide a copy of Attachment A to a prospective employer for the sole purpose of informing the prospective employer of Executive’s existing restrictive covenants and ensuring compliance thereof. Nothing contained in this Agreement or Attachment A shall preclude the Executive from initiating and/or cooperating fully with any governmental investigation.
b.    Non-Disclosure of Confidential Information and Trade Secrets. Executive acknowledges that as an Executive of American Water, Executive had access to and was entrusted with the Company’s confidential and proprietary business information and trade secrets defined in Section 6(b)(i). At all times prior to, during, and following Executive’s separation from employment with American Water, Executive represents that Executive has maintained and agrees that Executive will continue to maintain such information in strict confidence and has not disclosed, used, transferred or sold and will not disclose, use, transfer or sell (directly or indirectly) such information to any third party (except as may be

Severance Agreement and General Release
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required by law or legal process) so long as such information or proprietary data remains confidential and has not been properly and lawfully disclosed or is not otherwise in the public domain. Executive further agrees that, at the Company’s request, Executive will deliver and/or provide access to any personal computing device, telephone, hard disk, backup tapes, cloud systems, disks or thumb or flash drives for the Company’s review and permit the Company to delete all confidential and proprietary business information and trade secrets contained on such devices.
i.Definition of “Confidential and Proprietary Business Information and Trade Secrets. For purposes of this Agreement and Attachment A, “confidential and proprietary business information and trade secrets” includes, but is not limited to, all information about markets, key personnel, operational methods, proprietary intellectual property, real property, plans for future developments, projects in the pipeline, bid information, manuals, books, training materials, forms and procedures, policies, customer or prospective customer lists, customer related data, marketing plans and strategies, financial information, documents relating to any of the foregoing, and other written and oral materials (whether computerized or on hard copy) which are related to the business of the Company and the confidentiality of which the Company attempts to maintain with reasonable efforts and which the Company has not released to the general public.
c.Notice of Immunity for Confidential Disclosure of a Trade Secret to an Attorney, the Government or in a Court Filing. Federal law provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances. Specifically, federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions:
•Where the disclosure is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or
•Where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. 18 U.S.C. § 1833(b)(1).
Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade

Severance Agreement and General Release
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secret under seal; and (B) does not disclose the trade secret, except pursuant to court order. 18 U.S.C. § 1833(b)(2).
d.Return of Property. Executive shall immediately return to American Water (and shall not retain any copies of) any and all property of the Company in Executive’s possession, including (without limitation) all papers, documents, business plans, project pipeline information, correspondence, office pass, keys, telephones, blackberry or other personal devices, credit cards, electronic or digitally stored information, and computer equipment.
e.Disparaging Statements. Executive agrees not to make any negative or disparaging written or oral statements concerning the name, business reputation, business practices, products, services, officers (to include the Chief Executive Officer, Chief Financial Officer, Chief Operational Officer and all other members of the Company’s Executive Leadership Team), directors, employees and former employees of American Water or Releasees (as defined in Section 8(a) below). Nothing in this Agreement shall preclude Executive from communicating or testifying truthfully (i) to the extent required or protected by law, (ii) to any federal, state, or local governmental agency, (iii) in response to a subpoena to testify issued by a court of competent jurisdiction, or (iv) in any action to challenge or enforce the terms of this Agreement. Executive understands that this is a material provision of this Agreement. The Company agrees to instruct Walter Lynch, President and Chief Executive Officer, and Susan Hardwick, Chief Financial Officer, not to make any written or oral statements that disparage the reputation and/or good will of Executive and Mr. Lynch and Ms. Hardwick agree not to make any such statements.
f.Unemployment Compensation. American Water agrees not to oppose Executive’s application for unemployment compensation benefits, if any. American Water shall, however, respond as necessary to any inquiries from any governmental agencies with respect to Executive’s unemployment compensation claim.

g.References. Executive agrees that all requests for references from prospective employers will be directed solely to the attention of Melanie Kennedy, Senior Vice President, Human Resources, American Water Works Service Company, Inc., 1 Water Street, Camden, NJ 08102, Melanie.Kennedy@amwater.com. Upon any request for a reference, Ms. Kennedy will confirm solely Executive’s dates of employment with American Water and positions Executive held with American Water.
h.Taxes. As required by law, the Company will issue the appropriate IRS Form(s) at the appropriate time. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable federal, state or local income or employment tax laws or similar statutes or other provisions of law then in effect. Executive agrees that (i)

Severance Agreement and General Release
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Executive shall be solely responsible for all taxes, including, but not limited to, income and excise taxes, imposed on Executive because of amounts paid to Executive by the Company under this Agreement; (ii) Executive shall not seek reimbursement from the Company for such taxes; and (iii) Executive agrees to and does hereby indemnify and hold the Company harmless against any and all tax liability, interest, and/or penalties caused as a result of any action or inaction by Executive. It is the intention of the parties that compensation or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code. To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax being imposed.
7.Business Expenses and Compensation. Executive acknowledges and agrees that (i) should Executive execute this Agreement, the amounts set forth in Sections 1 and 2 are in complete satisfaction of any and all compensation and benefits due to Executive from the Company, and that no further severance, bonuses, compensation, benefits or other amounts are owed or will be paid to Executive by the Company, (ii) Executive has been reimbursed by American Water for all business expenses incurred in conjunction with the performance of Executive’s employment and that no other reimbursements are owed to Executive.
8.General Release of Legal Claims by Executive.

a.Executive, on behalf of Executive, and Executive’s heirs, executors, administrators, and/or assigns, does hereby releases and forever discharges American Water, together with its parents, subsidiaries, affiliates, predecessors, and successor corporations and business entities, past, present and future, and its and their agents, directors, officers, partners, employees, shareholders, insurers and reinsurers, and employee benefit plans (and the trustees, administrators, fiduciaries, insurers, and reinsurers of such plans) past, present and future, and their heirs, executors, administrators, predecessors, successors, and assigns (collectively, the “Releasees”), of and from any and all legally waivable claims, causes of actions, suits, lawsuits, debts, and demands whatsoever in law or in equity, known or unknown, suspected or unsuspected, which Executive ever had, now has or which Executive’s executors administrators, or assigns hereafter may have from the beginning of time to the date Executive executes this Agreement, and including, without limitation, any claims arising from or relating to Executive’s employment relationship with American Water, and the termination of such relationship, including, without limitation, any claims arising under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), the Executive Retirement Income Security Act (“ERISA”), the Family and Medical Leave Act (“FMLA”), the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), the New Jersey Law Against Discrimination (“NJLAD”), the

Severance Agreement and General Release
Between American Water And Bruce Hauk

Conscientious Executive Protection Act (“CEPA”), the New Jersey Family Leave Act, the New Jersey Millville Dallas Airmotive Plant Job Loss Notification Act, the New Jersey Equal Pay Act, the New Jersey Wage and Hour Law, the New Jersey Wage Payment Act, the New Jersey Constitution, the Illinois Human Rights Act, the Illinois Equal Pay laws, the Illinois School Visitation Rights Act, the Illinois Right to Privacy in the Workplace law, the Illinois Genetic Information Privacy Act, the Illinois Reference Immunity law, the Illinois Workplace Transparency Act, the Illinois Whistle Blower Act, the Illinois Arrest Records law, the Illinois Surveillance of Employees law, the Illinois Breastfeeding Rights law, the Illinois Family Military Leave Act, the Illinois Blood Donation Leave Act, the Illinois Constitution, the common law of the State of Illinois and any and all other federal, state, or local constitutional, statutory, regulatory, or common law causes of action now or hereafter recognized, and any claims for attorneys’ fees and costs. Nothing in this Agreement shall waive rights or claims that arise after the date that Executive executes this Agreement.
b.Notwithstanding the broad scope of Section 8(a), this Agreement is not intended to bar any claims that, as a matter of applicable law, whether by statute or otherwise, cannot be waived, such as claims for workers’ compensation benefits, unemployment insurance benefits, and any claims that arise after the date that the Executive executes this Agreement. Nothing in this Agreement is intended to interfere with, prevent or prohibit Executive from filing a claim with a federal, state or local government agency that is responsible for enforcing a law on behalf of the government, such as the Equal Employment Opportunity Commission (“EEOC”) (including a challenge to the validity of this Agreement), Department of Labor (“DOL”), Securities and Exchange Commission (“SEC”) or National Labor Relations Board (“NLRB”). Nor should anything in this Agreement be read to deter or prevent Executive from cooperating with or providing information to such a governmental agency during the course of its investigation or during litigation. However, Executive understands and agrees that, that except for claims brought pursuant to the SEC’s Whistleblower Program (15 U.S.C. § 78u-6 and 18 U.S.C. § 1514A), Executive may not recover any monetary benefit or individualized relief as a result of any such claim brought on Executive’s behalf.
9.Company Release of Executive. The Company, for itself and its parents, subsidiaries, predecessors, successors and affiliated companies or entities, and all of its and their past and present officers, directors, employees, partners, shareholders, agents, assigns, insurers and reinsurers, and employee benefit plans, waives and releases any and all claims against Executive, whether or not now known to the Company, arising from or relating to any and all acts, events, and omissions occurring prior to the date the Company signs this Agreement. Notwithstanding the foregoing sentence, the Company does not waive or release any claims against Executive for unlawful or grossly negligent actions or conduct that were not known by the Company prior to the date the Company signs this Agreement.

Severance Agreement and General Release
Between American Water And Bruce Hauk

10.Cooperation. Executive agrees that Executive shall cooperate with the Company in the prosecution or defense of any claim currently pending or hereinafter pursued against the Company without the payment of any additional compensation other than as set forth in this Agreement,. Such cooperation encompasses Executive’s assistance with matters preliminary to the instigation of any legal proceeding and assistance during and throughout any litigation or legal proceeding, including, but not limited to, participating in any fact-finding or investigation, speaking with the Company’s attorneys, preparing for (with the Company’s attorneys) and testifying at depositions, testifying at hearings or at trial, and assisting with any post-litigation matter or appeal. Upon receipt of appropriate supporting documentation, American Water shall reimburse Executive for all of Executive’s approved and reasonable costs and expenses incurred in connection with such cooperation. In the case of legal proceedings involving American Water, to the extent permissible by law, Executive will notify, in writing, the individual then holding the office of General Counsel, American Water Works Service Company, Inc., 1 Water Street, Camden, NJ 08102, of any subpoena or other similar notice to give testimony or provide documentation within two (2) business days of receipt of the same and prior to providing any response thereto. Nothing in this Agreement or Attachment A shall preclude Executive from participating in and fully cooperating with any governmental investigation and nothing herein shall be construed as suggesting or implying in any way that Employee should ever testify untruthfully.
11.Indemnification. The Company will defend, indemnify and hold Executive harmless with respect to any claims, penalties, fines or other damages that may be asserted or levied against Executive with respect to any matters relating to his employment with any American Water entity, to the extent he acted within the scope of his employment and his actions were not in violation of any law, regulation or the like.
12.Acknowledgements. Executive hereby certifies and acknowledges that:
a.Executive has read the terms of this Agreement and that Executive understands its terms and effects, including the fact that Executive has agreed to REMISE, RELEASE, AND FOREVER DISCHARGE Releasees from all claims set forth in Section 8(a);
b.Executive is receiving consideration which is in addition to anything of value to which Executive otherwise would have been entitled had Executive not executed this Agreement, which includes Attachment A;
c.Executive enters into this Agreement, inclusive of Attachment A, knowingly and voluntarily without any coercion on the part of any person or entity;
d.Executive was given adequate time to consider all implications and to freely and fully consult with and seek the advice of whomever Executive deemed appropriate;

Severance Agreement and General Release
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e.Executive was advised in writing, by way of this Agreement, to consult an attorney before signing this Agreement;
f.Executive has been given twenty-one (21) calendar days within which to consider this Agreement, inclusive of Attachment A, before signing it (“Consideration Period”) and, in the event that Executive signs this Agreement and returns it back to the Company in accordance with the Notice provision below during this Consideration Period, said signing constitutes a knowing and voluntary waiver of this Consideration Period. Executive further understands that any non-material changes to this Agreement do not restart the Consideration Period;
g.Executive shall have the right to revoke this Agreement within seven (7) calendar days after signing it (the “Revocation Period”). If the seventh day is a weekend or national holiday, Executive has until the next business day to revoke. If Executive elects to revoke this Agreement, Executive shall notify Melanie Kennedy, Senior Vice President, Human Resources, American Water Works Service Company, Inc., 1 Water Street, Camden, NJ 08102, Melanie.Kennedy@amwater.com in writing of Executive’s revocation. Unless revoked within this period, this Agreement will become irrevocable on the eighth day after it is signed; and
h.Executive does not waive rights or claims that may arise after the date this Agreement is executed.
13.General Terms.

a.    Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, two (2) business days after the date when sent to the recipient by reputable express courier service (charges prepaid) or four (4) business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to Executive and to the Company at the addresses set forth below:
If to Executive:
Bruce Hauk
3312 Hershiser Court
Edwardsville, IL 62025

If to Company:

Michael Sgro
Office of the General Counsel
American Water Works Service Company, Inc.

Severance Agreement and General Release
Between American Water And Bruce Hauk

1 Water Street
Camden, NJ 08102

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.
b.    Entire Agreement. This Agreement, inclusive of Attachment A, constitutes and contains the entire agreement and understanding concerning Executive’s employment and termination thereof, and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all prior agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof.
c.    Modification. This Agreement and Attachment A can be modified only by a writing signed by both Executive and a duly authorized agent of the Company.
d.     Assignment. All of the terms and provisions of this Agreement, inclusive of Attachment A, shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the Company and Executive.
e.    Interpretation of Agreement. If any provision of this Agreement, inclusive of Attachment A, or application thereof to anyone under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement, including Attachment A, which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.
f.    Choice of Law and Forum. This Agreement and Attachment A shall be governed by the substantive law of the state of New Jersey without regard to its conflict of law rules. The Company and Executive consent to the exclusive jurisdiction of the courts of New Jersey to adjudicate any and all disputes arising between them and hereby waive any and all objections based on alleged lack of personal jurisdiction.
g.    Counterparts and Electronic Signatures. This Agreement may be executed in counterpart, and may be executed by way of facsimile or electronic signature, and if so, shall be considered an original.

Severance Agreement and General Release
Between American Water And Bruce Hauk

The Company and Executive have carefully read and understand all of the provisions of this Agreement and Attachment A. They enter into this Agreement, inclusive of Attachment A, freely, knowingly, and voluntarily. In entering into this Agreement, inclusive of Attachment A, neither the Company nor Executive is relying upon any representations or promises not expressly set forth in this Agreement or Attachment A. Intending to be legally bound to this Agreement, inclusive of Attachment A, the Company’s representative and Executive sign their names below.

_/s/ Melanie Kennedy______________ Melanie Kennedy Senior Vice President, Human Resources American Water Works Service Company, Inc.	_/s/ Bruce A. Hauk_____________ Bruce A. Hauk
Dated: _3/8 ___________________, 2021	Dated: _3/5________________, 2021

Severance Agreement and General Release
Between American Water And Bruce Hauk

ATTACHMENT A
In consideration of the promises made in the Severance Agreement and General Release entered into between Bruce A. Hauk (“Executive”) and American Water Works Service Company, Inc. (“Company”), Executive agrees that for a period of twelve (12) months following the Separation Date, Executive will not directly or indirectly:
A.Engage any duties for a Competitive Business with respect to any business development opportunity, in either the Company’s regulated or market-based business anywhere in the United States, that is in the Company’s pipeline, as of the date Executive executes the Agreement, of which Executive is aware or has been made aware through information received in any business planning session, business performance reviews, growth calls, commercial development committees, or any other manner. Executive agrees that he will not perform such duties either for Executive or any other person or any other business entity or organization that is engaged in any business or enterprise that is competitive with the Company’s business (“Competitive Businesses”). The Company has identified the following companies as Competitive Businesses: Algonquin/Liberty, Aqua, and Corix.
“Engaging in” on Executive’s part shall include the following activities: engaging in, working with, having an interest or concern in, advising, or permitting one’s name to be used in connection with, an enterprise or endeavor, either individually, in partnership or in conjunction with any person or persons, firms, associations, companies or corporations, whether as a principal, agent, shareholder, employee, officer, director, partner, consultant or in any manner whatsoever (it is being understood that Executive will retain the right to invest in or have an interest in entities traded on any public market or offered by any national brokerage house, provided that such interest does not exceed 1% of the voting control of that entity); or
Either alone or in association with others solicit, or permit any organization directly or indirectly controlled by Executive to solicit, any employee or executive of the Company to leave the employ of the Company, or solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by Executive to solicit for employment, hire or engage as an independent contractor, any person who was employed by the Company at the time of the termination or cessation of Executive’s employment with the Company; provided that this clause shall not apply to the solicitation, hiring or engagement of any individual whose employment with the Company has been terminated for a period of six (6) months or longer at the time of such solicitation, hiring or employment.
1.Extension of Restrictions. If Executive violates the provisions of Section A, the twelve (12) month period referred to in this Section A shall recommence and the Executive shall continue to be bound by the

Severance Agreement and General Release
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restrictions set forth in Section A until a period of twelve (12) months has expired without any violation of such provisions.
B.Either alone or in association with others call on, solicit, or permit any organization directly or indirectly controlled by Executive to call on or solicit, in any manner, any client of the Company. “Client” shall mean any corporation, partnership, association, United States military base, or United States or foreign governmental entity that has or had an account or contract with the Company or any of its subsidiaries or parent during Executive’s employment or on the date of termination from Executive’s employment regardless of whether Executive has directly worked with such client.
1.Extension of Restrictions. If Executive violates the provisions of Section B, the twelve (12) month period referred to in this Section B shall recommence and Executive shall continue to be bound by the restrictions set forth in Section B until a period of twelve (12) months has expired without any violation of such provisions.
C.Interpretation. If any restrictions set forth in Sections A-B are found by any court of competent jurisdiction to be overbroad, such restriction shall be enforceable to the maximum extend permissible by law.
D.Equitable Remedies. The restrictions contained in this Attachment A are necessary for the protection of the business and good will of the Company and are considered by Executive to be reasonable for such purpose. Executive agrees that any breach of Attachment A is likely to cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, Executive agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of a bond or other security and without proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits arising from any violations of Attachment A, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled, including but not limited to liquidated and punitive damages. Executive further agrees that the Company shall be entitled to its reasonable fees and costs if a court of competent jurisdiction issues a preliminary or permanent injunction against the Executive or a court of competent jurisdiction finds that Executive breached the terms of the Attachment A.
E.Expiration of Post-Employment Restrictions. The post-employment restrictions contained herein shall expire, and this Exhibit A shall be null and void, 12 months after the Separation Date, provided these restrictions are not extend as set forth in Paragraphs A(1) and B(1) above.